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                                                                 EXHIBIT (c)(16)
                       1992 DIRECTOR'S STOCK OPTION PLAN
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                                                                 EXHIBIT (c)(16)
                             COMAIR HOLDINGS, INC.

                        1992 DIRECTORS' STOCK OPTION PLAN

         The purpose of the 1992 Directors' Stock Option Plan (the "Plan") is to advance the interests of Comair Holdings, Inc. (the "Company") and its shareholders by affording non-employee members of the Company's Board of Directors an opportunity to increase their proprietary interest in the Company by the grant of options to them under the terms set forth herein. The Company believes that this Plan will give an incentive to these persons to increase revenues and profits of the Company.

         1. Effective Date of the Plan. This Plan will be effective upon approval of the Plan by the Shareholders at the 1992 regular Meeting of Shareholders of the Company. If the Plan is not approved at such Meeting, the Plan shall be null and void.

         2. Shares Subject to the Plan. The shares to be issued upon the exercise of the options granted under the Plan shall be shares of Common Stock, no par value, of the Company. Either treasury or authorized and unissued shares of Common Stock, or both, as the Board of Directors shall from time to time determine, may be so issued. Shares of Common Stock which are the subject of any lapsed, expired or terminated options may be made available for re-offering under the Plan.

         Subject to the provisions of Section 4 hereof, the aggregate number of shares of Common Stock for which options may be granted under the Plan shall be 105,000 shares.

         3. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors, or such other committee appointed by the Board of Directors (the "Committee"). Each will consist of three or more directors who may also be eligible to participate in the plan.

         All options granted under the Plan shall be evidenced by a written agreement. Subject to the express provisions of the Plan, the Committee shall have the authority to establish the terms and conditions of such option agreement, consistent with this Plan, which agreements need not be uniform.

         4. Adjustment to Common Stock and Option Price.

                  4.1 In the event of changes in the outstanding Common Stock of the Company as a result of stock dividends, split-ups, recapitalizations, combinations or exchanges, the number and class of shares of Common Stock and the Option Price for each outstanding option under the Plan shall be correspondingly adjusted by the Committee.

                  4.2 The Committee shall make appropriate adjustments in the Option Price to reflect any spin-off of assets, extraordinary dividends or other distributions to shareholders.


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                  4.3 In the event of the dissolution or liquidation of the
Company or any merger, consolidation or combination in which the Company is not the surviving corporation or in which the outstanding shares of Common Stock of the Company are converted into cash, other securities or other property, each outstanding option issued hereunder shall terminates as of a date fixed by the Committee. Not less than 20 days' written notice of the date of expiration shall be given to each holder of an option and each such holder shall have the right during such period following notice to exercise the option as to all or any part of the option for which it is exercisable at the time of such notice.

         5. Eligible Directors; Grant of Options. For purposes of this Plan, any Director of the Company who is not an employee of the Company or any of its subsidiaries is considered an "Eligible Director". On the date of the approval of the Plan by the Shareholders, each person then serving as an Eligible Director shall be granted an option to purchase 1,500 shares of Common Stock of the Company.

         Each Eligible Director shall be granted an option to purchase 1,500 shares of Common Stock immediately following each subsequent Annual Meeting of the Shareholders of the Company. If the Board of Directors elects to fill a vacancy on the Board with a person who qualifies as an Eligible Director, then the new director will begin receiving stock options immediately after the first Annual Meeting of Shareholders following such election.

         6. Price. The purchase price of the shares of Common Stock which may be acquired pursuant to the exercise of any option granted pursuant to the Plan shall be the last sale price reported immediately prior to the date of grant ("Option Price").

         7. Period of Option. The term of each option shall be ten years from the date of grant, unless terminated earlier pursuant to the provisions hereof.

         8. Vesting and Exercise of Options. The right to exercise options will vest six months from the date of the granting thereof. An option may be exercised by an Eligible Director as to all or part of the shares covered thereby by giving written notice to the Company at its principal office, directed to the attention of its Secretary, accompanied by payment of the Option Price in full for shares being purchased. The payment of the Option Price shall be either in cash or, subject to any conditions set forth in the option agreement, by delivery of shares of Common Stock of the Company having a fair market value equal to the Option Price for the Options being exercised. The fair market value of shares of Common Stock of the Company shall be equal to the last sale price reported on any stock exchange or over-the-counter trading system on which shares are trading on the date of exercise. If no sale has been made on the exercise date, then the last sale price on the last preceding day on which any such sale shall have been made shall be used in determining such fair market value. If the Common Stock is not trading in a market reporting last sale prices, the average of closing bid and ask prices shall be used in lieu of last sale prices.


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         Unless there is in effect at the time of exercise a registration statement under the Securities Act of 1933 permitting the resale to the public of shares acquired under the Plan, the holder of the option shall, except to the extent determined by the Committee that such is not required, (i) represent and warrant in writing to the Company that the shares acquired are being acquired for investment and not with a view to the distribution thereof, (ii) acknowledge that the shares acquired may not be sold unless registered for sale under said Act or pursuant to an exemption from such registration, and (iii) agree that the certificates evidencing such shares shall bear a legend to the effect of clauses
(i) and (ii).

         9. Nontransferability of Options. No option granted under the Plan shall be transferable otherwise than by will or by the laws of descent and distribution, and an option may be exercised only by an Optionee during his or her lifetime.

         10. Termination of Option. Any option granted pursuant to this Plan will terminate upon the earliest of the full exercise thereof, the expiration of the option by its terms or the end of the three month period following the date the grantee ceases to qualify as an Eligible Director.

         11. Death or Disability of an Optionee. If an optionee shall cease to be an Eligible Director on account of disability or death, or an optionee dies or is disabled during the three month period following the date such person ceases to be an Eligible Director, an option theretofore granted to such Eligible Director may be exercised by the optionee or, in the case of death, by the legal representative of the estate of the deceased option holder or by the person or persons to whom such Eligible Director's rights under the option shall pass by will or the laws of descent and distribution, at any time within one year from the date the optionee ceased to be an Eligible Director, but only to the extent the option holder was entitled to exercise the option at the date of such cessation and only during the option period. "Disability" shall have the meaning ascribed to it in Section 105(d)(4) of the Internal Revenue Code of 1986, as amended.

         12. No Further Vesting. Except as provided in Article 4 hereof, in no event will the continuation of an Option beyond the date an optionee ceases to serve as an Eligible Director allow an optionee, or his beneficiaries or heirs, to accrue additional rights under the Plan, or to purchase more shares of Common Stock through the exercise of an Option than could have been purchased on the date the optionee ceases to serve as an Eligible Director.

         13. Rights as a Stockholder. The holder of an option shall not have any of the rights of a stockholder of the Company with respect to the shares subject to an option until a certificate or certificates for such shares shall have been issued upon the exercise of the option.

         14. Amendment and Termination. The Plan shall terminate ten years after its adoption by the Board of Directors and thereafter no options shall be granted thereunder. All options outstanding at the time of termination of the Plan shall continue in full force and effect in accordance with and subject to the terms and conditions of the Plan. The Board of Directors of the Company


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at any time prior to that date may terminate the Plan or make such amendments to it as the Board of Directors shall deem advisable; provided, however, that except as provided in Section 4 hereof, the Board of Directors may not, without shareholder approval increase the maximum number of shares as to which options may be granted under the Plan, change the class of persons eligible to receive options under the Plan or change the number of options to be granted to each eligible person under the Plan. No termination or amendment of the Plan may, without the consent of the holder of an option then existing, terminate such option or materially and adversely affect any rights under any outstanding option. The Plan may not be amended more than once every six months other than to conform with changes in the Internal Revenue Code, the Employee Retirement Income Security Act or the rules thereunder.